UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Consent Revocation Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Consent Revocation Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Creative Learning Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRESS RELEASE

CREATIVE LEARNING CORPORATION

ST. AUGUSTINE, FL

JANUARY 30, 2017

CREATIVE LEARNING IN DISCUSSIONS TO OBTAIN

INFUSION OF WORKING CAPITAL

Creative Learning Corporation (“CLC”, the “Company”) announces that it is in discussions to obtain supplemental funding to provide additional working capital to assist the Company going forward.  The Company’s board believes that it is in the best interests of the Company to obtain this additional funding to expand its sales efforts and to upgrade the capacity of its franchisee base to profitably advance their efforts to sell and service customers of CLC’s award-winning children’s education programs.  The Company’s board believes that the amount of funding under discussion would be sufficient to benefit the Company’s operations.  The funding source has made clear that it would not be interested in providing funding in the event that the current board is replaced.

Shareholders who desire to receive copies of CLC press releases directly from the Company should register by emailing the Company at: investorrelations@creativelearningcorp.com. Inquiries regarding this press release should also be directed to that web address.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

[END]